Exhibit 4.5
SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
     This SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of December      , 2003 by and among K12 Inc., a Delaware corporation (the “Company”), the persons listed on the Schedule of Stockholders attached hereto as Exhibit A (the “Schedule of Stockholders”) as Common Stockholders (the “Common Stockholders”), the persons identified on the Schedule of Stockholders as Series B Preferred Stockholders (the “Series B Stockholders”), and the persons identified on the Schedule of Stockholders as Series C Preferred Stockholders (the “Series C Stockholders,” and together with the Series B Stockholders, the “Preferred Stockholders,” and the Preferred Stockholders together with the Common Stockholders, the “Stockholders”).
RECITALS
     In connection with an investment in the Company by William J. Bennett (“Dr. Bennett”), the Company, Dr. Bennett and Knowledge Universe Learning Group LLC, a Delaware limited liability company (“KULG”) (as assignee of Knowledge Universe Learning, Inc., a Delaware corporation (“KULI”)) entered into that certain Stockholders Agreement dated as of February 20, 2000 (the “Bennett Agreement”).
     In connection with the purchase of shares of Common Stock by Ronald J. Packard (“Packard”) from KULI, the Company, Packard and KULG (as assignee of KULI) entered into that certain Stockholders Agreement dated as of April 26, 2000 (the “Packard Agreement”).
     In connection with the issuance and sale of shares of Series B Preferred Stock pursuant to a Series B Preferred Stock Purchase Agreement dated as of July 27, 2001 (the “2001 Series B Purchase Agreement”), the Company and the Stockholders party thereto entered into a Stockholders Agreement dated as of July 27, 2001 (the “Stockholders Agreement”) which amended and superseded the Bennett Agreement and the Packard Agreement in certain respects as specified in Section 7.6 therein.
     In connection with the issuance and sale of shares of Series B Preferred Stock pursuant to a Series B Preferred Stock Purchase Agreement dated as of March 31, 2003 (the “2003 Series B Purchase Agreement” and together with the 2001 Series B Purchase Agreement the “Series B Purchase Agreement”), the Company and the Stockholders amended and restated the Stockholders Agreement in its entirety (the “First Amended and Restated Stockholders Agreement”).
     In connection with the issuance and sale of shares of Series C Preferred Stock pursuant to a Series C Preferred Stock Purchase Agreement dated as of December ___, 2003 (the “Series C Purchase Agreement”), the Company and the Stockholders desire to amend and restate the First Amended and Restated Stockholders Agreement in its entirety as follows:
AGREEMENT
     NOW THEREFORE, in consideration of the above recitals and the mutual covenants herein contained and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS
          As used herein, the following terms shall have the following meanings:
     1.1. “Affiliate” shall mean as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.
     1.2. “Board” shall mean the Board of Directors of the Company.
     1.3. “Commission” shall mean the Securities and Exchange Commission.
     1.4. “Common Stock” shall mean common stock of the Company, par value $0.0001 per share.
     1.5. “Demand Registration” shall have the meaning provided in Section 4.1(a).
     1.6. “Demand Notice” shall have the meaning provided in Section 4.1(a).
     1.7. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     1.8. “Fully-Diluted Common Stock” shall mean all of the issued and outstanding shares of Common Stock of the Company, assuming conversion, exercise or exchange of all outstanding convertible, exercisable or exchangeable securities, options, warrants and similar instruments into or for shares of Common Stock (regardless of whether such convertible securities are at such time convertible, exercisable or exchangeable), but excluding (i) treasury stock and (ii) shares of outstanding Common Stock and shares of Common Stock issuable upon the conversion, exercise or exchange of options, warrants and other securities to the extent that the acquisition of such outstanding shares, options, warrants or other securities was financed by a loan from the Company which has not yet been repaid. As provided in Section 7.8, all such calculations shall be appropriately adjusted for stock dividends, splits, reverse splits, combinations, recapitalizations and the like as described therein.
     1.9. “Holder” shall mean any person owning or having the right to acquire Registrable Securities.
     1.10. “Indemnified Holder” shall have the meaning provided in Section 4.6(a).

     1.11. “Long-form Registration” shall mean a Demand Registration under the Securities Act on Form S-l or any similar long-form registration statement.
     1.12. “Person” shall mean natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, insurance companies, or other organizations.
     1.13. “Piggyback Registration” shall have the meaning provided in Section 4.2(a).
     1.14. “Piggyback Notice” shall have the meaning provided in Section 4.2(a).
     1.15. “Preferred Registrable Securities” shall mean any Registrable Securities issued or issuable to Preferred Stockholders upon conversion of Preferred Stock.
     1.16. “Preferred Stock” shall mean the Series B Preferred Stock and the Series C Preferred Stock.
     1.17. “Proposed Drag-Along Transfer” shall have the meaning provided in Section 5.1.
     1.18. “Proposed Issuance” shall have the meaning provided in Section 3.1.
     1.19. “Prospectus” shall have the meaning provided in Section 4.3(a).
     1.20. “Qualified IPO” shall mean the underwritten offer and sale of Common Stock to the public pursuant to an effective registration statement under the Securities Act that provides aggregate gross proceeds to the Corporation of not less than $40,000,000 at a price per share to the public of not less than $2.68 (subject to adjustments for stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof).
     1.21. “Qualified Stockholder” shall mean a Stockholder who is an “accredited investor” for purposes of Rule 501 under the Securities Act (or such other comparable provision) and has a similar status under applicable Blue Sky laws that permit such Stockholder to be an offeree and purchaser in an offering exempt from registration and qualification under such laws.
     1.22. “Qualified Trading Date” shall mean the first date subsequent to a public offering of the Common Stock which is not a Qualified IPO on which (i) the average closing price of the Common Stock for any thirty (30) consecutive trading days is equal to at least $2.68 per share (subject to adjustments for stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof) and (ii) the aggregate market value of all outstanding shares of Common Stock (including all shares of preferred stock on an as-converted basis) is at least $300,000,000.
     1.23. “Qualified Transfer” shall mean (i) any transfer of Shares by a Stockholder to a trust created for the sole benefit of the Stockholder, the Stockholder’s spouse, lineal descendants or siblings, (ii) any transfer of Shares by will or pursuant to the laws of descent and distribution to any spouse, lineal descendant or sibling of a Stockholder, (iii) any transfer to any Person that is an accredited investor for purposes of Rule 501 under the Securities Act (or such other comparable provision), or (iv) any transfer of Shares by any Stockholder with the consent of the

Board; provided that no such transfer shall constitute a “Qualified Transfer” unless (a) the transferee agrees in writing to be bound by this Agreement as if such transferee were the transferring Stockholder hereunder, and (b) the transfer is a transaction that is exempt from the registration and qualification requirements of Federal and state securities laws and the Company receives an opinion of counsel reasonably acceptable to the Company that such transfer is made in compliance with applicable Federal and state securities laws.
     1.24. “Registrable Securities” shall mean shares of Common Stock (a) owned by any Stockholder as of the date hereof and (b) issued or issuable to Preferred Stockholders upon conversion of shares of Preferred Stock; provided, however, that a Registrable Security shall cease to be a Registrable Security at such time that (A) the Registrable Security has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering it, or (B) the Holder thereof is able to sell all Registrable Securities held or entitled to be held upon conversion of Preferred Stock by such Holder under Rule 144 (or any similar provision then in force) during any three-month period.
     1.25. “Registration” shall have the meaning provided in Section 4.3.
     1.26. “Registration Statement” shall have the meaning provided in Section 4.3(a).
     1.27. “Securities Act” shall mean the Securities Act of 1933, as amended.
     1.28. “Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock of the Company, par value $0.0001 per share.
     1.29. “Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock of the Company, par value $0.0001 per share.
     1.30. “Shares” shall mean shares of Common Stock of the Company, and securities convertible into, or exercisable or exchangeable for, shares of Common Stock of the Company.
     1.31. “Short-form Registration” shall mean a Demand Registration under the Securities Act on Form S-3 or any successor form thereto.
     1.32. “Termination Date” shall mean the earlier to occur of (a) the date of a Qualified IPO or (b) the Qualified Trading Date.
     1.33. “Threshold Number of Shares” shall mean at least sixty percent (60%) of the then outstanding shares of Preferred Stock, including for purposes of the calculation shares of Common Stock issued and outstanding upon conversion of Preferred Stock.
     1.34. “Transferring Holders” shall have the meaning provided in Section 5.1.

ARTICLE 2.
TRANSFER RESTRICTION — PREFERRED STOCKHOLDERS
     2.1. Prohibition on Transfer to Competitors. No Preferred Stockholder may, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, transfer Shares or any interest therein to any Person that is a competitor of the Company, as determined by the Board in its reasonable discretion, without the prior approval of the Board, which approval may be withheld by the Board in its sole discretion.
     2.2. Company Effecting Transfers. The Company agrees not to effect any transfer of Shares by a Preferred Stockholder until it has received evidence reasonably satisfactory to it that this Article 2 has been complied with.
     2.3. Termination of Transfer Restriction. The transfer restriction provided under this Article 2 shall automatically terminate and be of no further force or effect upon the Termination Date.
ARTICLE 3.
RIGHT TO CO-INVEST
     3.1. General. If the Company proposes to newly-issue for cash (a “Proposed Issuance”) any Shares, then the Company shall give written notice to the Preferred Stockholders of the Proposed Issuance. Such notice shall describe the Proposed Issuance and shall contain an offer to sell to each Preferred Stockholder who is a Qualified Stockholder such Qualified Stockholder’s pro rata portion of the Shares (which shall be a percentage equal to the percentage of the Fully-Diluted Common Stock held by such Qualified Stockholder). If any such Qualified Stockholder fails to accept such offer by written notice to the Company within fifteen (15) days following the date the Company’s notice is given in accordance with Section 7.5 below, the Proposed Issuance may be consummated, free of any right on the part of such Qualified Stockholder under this Section 3.1 in respect thereof.
     3.2. Exemptions. The purchase right granted by Section 3.1 shall not apply to: (i) any issuance of Shares in connection with any Qualified IPO; (ii) any issuance of Shares in connection with a merger, consolidation, transfer of assets or other business combination involving the Company; (iii) any issuance of Shares pursuant to any stock option plan, restricted stock plan or other benefit plan, the terms of which are customary in the marketplace as determined and approved by the Board in good faith; (iv) any issuance of Shares upon conversion of Preferred Stock or the conversion or exercise of other securities outstanding on the date hereof; (v) any issuance of any Shares in connection with loan transactions and/or equipment leases, the terms of which are approved by the Board and in the case of any loan transaction and/or equipment lease between the Company and any Affiliate of the Company, the terms of which are also approved by either (A) the vote or written consent of at least a majority of the members of the Board who were elected solely by the holders of Preferred Stock, or (B) the vote or written consent of holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock; (vi) any issuance of any Shares pursuant to any transactions, the terms of which are approved by the Board primarily for the purpose of (a) joint ventures or strategic alliances,

(b) development, production or distribution of the Company’s products or services, (c) purchase or licensing of technology, or (d) any other transactions that are primarily for purposes other than raising capital, provided that the terms of any such transaction are approved by the Board and, in the case of any transaction between the Company and any Affiliate of the Company, the terms are also approved by either (A) the vote or written consent of at least a majority of the members of the Board who were elected solely by the holders of Preferred Stock, or (B) the vote or written consent of the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock; (vii) any additional issuance of Series C Preferred Stock under the Series C Purchase Agreement; or (viii) any issuance of Shares upon conversion or exercise of any Shares issued in compliance with Section 3.1 or issued in a transaction that is exempt from Section 3.1.
     3.3. Termination of Co-Investment Right. The rights provided under this Article 3 shall automatically terminate and be of no further force or effect on the Termination Date.
ARTICLE 4.
REGISTRATION RIGHTS
     4.1. Demand Registration Rights.
          (a) Right to Demand. If the Company shall receive from Holders of at least one-third (1/3) of the Preferred Registrable Securities a written request that the Company register with the Commission, under and in accordance with the provisions of the Securities Act, all or part of their Preferred Registrable Securities (a “Demand Registration”), the Company will, within twenty (20) days after receipt of the request for a Demand Registration, send written notice (a “Demand Notice”) of such registration request and its intention to comply therewith to each other Holder and, subject to Section 4.1(b) below, include in such registration all Registrable Securities of the Holders with respect to which the Company has received written requests for inclusion therein within twenty (20) business days after the effectiveness of the Demand Registration Notice. A Demand Registration may be either a Long-form Registration or, if the Company is then eligible to use Form S-3, a Short-form Registration. All Demand Registrations shall be Short-form Registrations whenever the Company is eligible to use any applicable short-form for registrations. All requests made pursuant to this Section 4.1(a) will specify the aggregate number of Registrable Securities requested to be registered and will also specify the intended methods of disposition thereof; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 4.1(a):
               (i) unless the Holders initiating such Demand Registration indicate a good faith intention to register Common Stock of the Company having a reasonably anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $10 million;
               (ii) prior to the date which is six (6) months following the effective date of the first underwritten public offering of the Company’s Common Stock under the Securities Act;
               (iii) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;
               (iv) after the Company has effected three (3) such registrations pursuant to this Section 4.1(a); or
               (v) if the Company shall furnish to such Holders a certificate, signed by the President of the Company, stating that in the good faith judgment of the Board it would be detrimental to the Company or its stockholders for a Registration Statement to be filed at such time. In such event, the Company’s obligation to use all reasonable efforts to register, qualify or comply under this Section 4.1(a) shall be deferred for a single period not to exceed one hundred twenty (120) days from the date of receipt of written request from the Holders initiating such Demand Registration, provided that the Company shall not exercise this deferral right more than twice in any eighteen month period.
          (b) Priority on Demand Registrations. If in any Demand Registration the managing underwriter or underwriters thereof advise the Company in writing that in its or their reasonable opinion (or in the case of a Demand Registration not being underwritten, the Company shall reasonably determine (and notify the selling Holders of such determination)) that the number of securities proposed to be sold in such Demand Registration is inconsistent with that which can be sold in such offering without having a material adverse effect on the success of the offering (including, without limitation, an impact on the selling price or the number of Registrable Securities that any participating Holder may sell), the Company will include in such registration only the number of securities that, in the reasonable opinion of such underwriter or underwriters (or the Company, as the case may be) can be sold without having a material adverse effect on the success of the offering, in the following order of priority: (i) first, the Preferred Registrable Securities requested to be included in such Demand Registration (pro rata on the basis of the number of Preferred Registrable Securities requested to be included), (ii) second, any other Registrable Securities requested to be included in such Demand Registration (pro rata on the basis of the number of Registrable Securities requested to be included), and (iii) third, any other securities of the Company requested to be included in such Demand Registration.
          (c) Withdrawal. A Demand Registration may be withdrawn by the Holders initiating such Demand Registration without the demand counting as a Demand Registration hereunder; provided that such Holders reimburse the Company for all expenses incurred by the Company in connection with the demand, except that no reimbursement shall be required if such withdrawal is based on material adverse information about the Company of which such Holders were not aware at the time of the request.
          (d) Selection of Underwriters. The selling Holders shall have the right to determine whether or not any Demand Registration shall be underwritten. If any Demand Registration is an underwritten offering, the selling Holders shall have the right to submit to the Company, and the Company shall consider, a list of preferred managing underwriters or underwriters to administer the offering; provided, however, that the Company shall have the sole and exclusive right to (i) make the final selection of a managing underwriter or underwriters, which managing underwriter or underwriters shall be of nationally recognized standing, and (ii) determine the terms under which such underwriting shall take place (which terms shall be customary for registrations of that type as determined by the Company in good faith).
     4.2. Piggyback Registration Rights.
          (a) Right to Piggyback. Commencing six months after the initial underwritten public offering of the Company’s Common Stock under the Securities Act, whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exchangeable for, or options to purchase, Common Stock) with the Commission under the Securities Act, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, or (iii) a registration in which the only equity security being registered is Common Stock issuable upon conversion of convertible debt securities which are also being registered, and the registration form to be used may be used for the registration of the Registrable Securities (a “Piggyback Registration”), the Company (A) will give written notice (the “Piggyback Notice”) to all Holders no later than the later of (1) forty-five (45) days prior to the anticipated filing date, or (2) promptly following its decision to file, of its intention to effect such a registration, which Piggyback Notice will specify the proposed offering price (or reasonable range thereof), the kind and number of securities proposed to be registered, the distribution arrangements and such other information that at the time would be appropriate to include in such notice, and (B) will, subject to Section 4.2(b) below, include in such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the date of the Piggyback Notice.
          (b) Priority on Piggyback Registrations. If the managing underwriter or underwriters in any Piggyback Registration, if any, advise the selling Holders in writing that in its or their reasonable opinion or, in the case of a Piggyback Registration not being underwritten, the Company shall reasonably determine (and notify the selling Holders of such determination) that the number or kind of securities proposed to be sold in such registration (including Registrable Securities to be included pursuant to Section 4.2(a) above) is inconsistent with that which can be sold in such registration without having a material adverse effect on the success of the offering (including, without limitation, an impact on the selling price or the number of securities that any participant may sell), the Company will include in such registration the number of securities, if any, which, in the opinion of such underwriter or underwriters, or the Company, as the case may be, can be sold, in the following order of priority: (i) first, the shares the Company proposes to sell, and (ii) second, the Registrable Securities requested to be included in such registration by Holders (pro rata based on the number of Registrable Securities that each such Holder shall have requested to include therein).
          (c) Withdrawal. A request for Piggyback Registration may be withdrawn by any Holder making such a request; provided that such Holder reimburse the Company for all incremental, additional expenses reasonably incurred by the Company relating solely to such request, except that no reimbursement shall be required if such withdrawal is based on material adverse information about the Company of which such Holder was not aware at the time of the request.

          (d) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the Company will (i) select a managing underwriter or underwriters to administer the offering, which managing underwriter or underwriters will be of nationally recognized standing, and (ii) determine the terms under which such underwriting shall take place.
     4.3. Registration Procedures. With respect to any registration of the Company’s Common Stock pursuant to this Article 4 (generically, a “Registration”), the Company will, subject to Sections 4.1(b) and 4.2(b), as expeditiously as practicable:
          (a) prepare and file with the Commission, within one hundred twenty (120) days after mailing the applicable Notice, a registration statement or registration statements (the “Registration Statement”) relating to the applicable Registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and use all commercially reasonable efforts to cause such Registration Statement to become effective; provided, however, that before filing a Registration Statement or prospectus related thereto (a “Prospectus”) or any amendments or supplements thereto, the Company will furnish to the Holders covered by such Registration Statement and the underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of such Holders and underwriters and their respective counsel, and the Company will not file any Registration Statement or amendment thereto or any Prospectus or any supplement thereto to which the holders of a majority of the Registrable Securities covered by such Registration Statement or the underwriters, if any, shall reasonably object;
          (b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep each Registration Statement effective for a period of not less than sixty (60) days (or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer; cause each Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;
          (c) notify the selling Holders and the managing underwriters, if any, (A) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (E) of the happening of any event which makes any statement made in the Registration Statement, the Prospectus or any document incorporated therein by reference untrue or which requires the making of any changes in the Registration Statement, the Prospectus or any document incorporated therein by reference in order to make the statements therein not misleading;
          (d) make reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;
          (e) if reasonably requested by the managing underwriter or underwriters or a holder of Registrable Securities being sold in connection with an underwritten offering, incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering;
          (f) deliver to each selling Holder and the underwriters, if any, a reasonable number of copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto;
          (g) prior to any public offering of Registrable Securities, register or qualify or cooperate with the selling Holders, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of such jurisdictions as the selling Holders and any underwriter reasonably requests in writing, considering the amount of Registrable Securities proposed to be sold in each such jurisdiction; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;
          (h) cause all Registrable Securities covered by any Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed, or cause such Registrable Securities to be authorized for trading on the Nasdaq National Market System if any similar securities issued by the Company are then so authorized, if requested by the holders of a majority of such Registrable Securities or the managing underwriters, if any;
          (i) enter into such agreements (including an underwriting agreement in usual and customary form) and take all such other actions in connection therewith in order to facilitate the disposition of such Registrable Securities as shall be reasonably necessary;
          (j) permit Holders participating in such Registration to undertake such due diligence is as usual and customary under the circumstances; provided that such selling Holders shall use their best efforts to coordinate such due diligence to avoid additional expense to the Company and delay of the offering; and
          (k) keep each selling Holder of Registrable Securities advised in writing as to the initiation and progress of any Registration hereunder.
As a condition to participating in a Registration, each Holder of Registrable Securities as to which any Registration is being effected shall furnish to the Company in writing such information regarding the Holder and the proposed distribution of such securities as the Company may from time to time reasonably request in writing.
Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.3(c)(B),(C), (D), or (E), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of copies of the supplemented or amended Prospectus or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities.
     4.4. Restrictions on Public Sale. To the extent not inconsistent with applicable law, (i) each Holder agrees not to effect any public sale or distribution of Shares, including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, during the 180-day period (or such shorter period as may be agreed to by the managing underwriter or underwriters) following the closing of the initial public offering of the Company’s Common Stock under the Securities Act, and (ii) each Holder whose Registrable Securities are included in a Registration Statement hereunder, if requested by the managing underwriter or underwriters for such Registration, agrees not to effect any public sale or distribution of Registrable Securities, including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, during the fifteen (15) business days prior to, and during the 90-day period (or such shorter period as may be agreed to by such underwriter or underwriters) beginning on, the effective date of a Registration Statement pursuant to such Demand Registration or Piggyback Registration (except as part of such Demand Registration or Piggyback Registration); provided that all directors, officers and Holders of 1% or more of the then outstanding Shares of the Company have agreed to the same restrictions.
     4.5. Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Article 4 will be borne by the Company; provided, however, the Company shall not bear the costs and expenses of underwriters’ commissions, brokerage fees or transfer taxes for any selling Holder, or the fees and expenses of any attorneys, accountants or other representatives retained by any selling Holder (except that the Company shall pay the reasonable fees and disbursements of not more than one counsel selected by the selling Holders to represent such Holders in connection with the Demand Registrations, in an aggregate amount not to exceed $20,000).

     4.6. Indemnification
          (a) Indemnification by the Company. The Company agrees to indemnify each Holder, its officers, directors and agents and each person who “controls’ such Holder within the meaning of the Securities Act and the Exchange Act (each, an “Indemnified Holder), against losses, claims, damages, including amounts incurred in settlement, liabilities and expenses arising out of, based upon or resulting from any untrue statement or alleged untrue statement of a material fact in the Registration Statement, Prospectus or preliminary Prospectus or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon information furnished in writing to the Company by such Indemnified Holder or its representative expressly for use therein. The Company also will indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each person who controls such persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above, if requested.
          (b) Indemnification by Holders of Registrable Securities. Each Holder participating in a Registration agrees to indemnify the Company, its directors, officers and agents and each person who “controls” the Company (within the meaning of the Securities Act and the Exchange Act) against losses, claims, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of a material fact in the Registration Statement, Prospectus or preliminary Prospectus or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent, and only to the extent, that any such loss, claim, damage, liability or expense arises out of, is based upon or results from any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon, in reliance on and in conformity in all material respects with, information furnished in writing to the Company by such Holder or its representative expressly for use therein. In no event shall the liability of any selling Holder hereunder or under any underwriting agreement be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such persons specifically for inclusion in any Registration Statement or Prospectus.
          (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will: (i) give prompt written notice to the indemnifying party after the receipt by the indemnified party of a written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party will claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding Section 4.6(a) or 4.6(b), as applicable, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice, and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will be required to consent to the entry of any judgment or to enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel in any one jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.
          (d) Contribution. If for any reason the indemnification provided for in Sections 4.6(a) or 4.6(b), as applicable, is unavailable to an indemnified party as contemplated by such Section, then the indemnifying party, in lieu of indemnification, shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.
     4.7. Rule 144. The Company agrees that at all times after it has filed a registration statement pursuant to the requirements of the Securities Act relating to any class of equity securities of the Company, it will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the Securities Act and the Exchange Act and will take such further action as any Holder may reasonably request in order that such Holder may effect sales of Registrable Securities pursuant to Rule 144. At any reasonable time and upon the reasonable request of a Holder, the Company will furnish such Holder with such information as may be necessary to enable the Holder to effect sales of Common Stock pursuant to Rule 144 under the Securities Act and will deliver to such Holder a written statement as to whether it has complied with such requirements. Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.
     4.8. Participation in Underwritten Registrations. No Holder may participate in any underwritten registration hereunder unless such Holder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Company, and (ii) accurately completes in a timely manner and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.
ARTICLE 5.

DRAG-ALONG RIGHTS
     5.1. With respect to any proposed transfer of the Threshold Number of Shares in an arm’s length transaction to a proposed purchaser that is not an Affiliate of either the Company or any of the Stockholders (such proposed transfer being a “Proposed Drag-Along Transfer”) the holders of the Threshold Number of Shares (the “Transferring Holders”) shall have the right to require the Stockholders to sell their Shares in the Proposed Drag-Along Transfer to the proposed purchaser at the price being paid by the proposed purchaser in the Proposed Drag-Along Transfer, and, otherwise, upon the same terms and conditions as in the Proposed Drag-Along Transfer. Such Transferring Holders shall provide a notice to each Stockholder and the Company setting forth: (i) the name of the proposed purchaser and (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed purchaser.
     5.2. At the closing of the transfer of Shares to the proposed purchaser on the terms described above, each Stockholder shall (i) execute any documents or instruments, including, without limitation, representations and warranties, reasonably requested by the proposed purchaser and (ii) deliver certificates for the Shares being sold, duly endorsed and accompanied by duly executed stock assignments separate from certificate, free and clear of all claims and encumbrances, against delivery to each Stockholder of the consideration for the Shares of such holder being sold pursuant to this Article 5.
     5.3. The rights provided under this Article 5 (including the notice requirement set forth herein) shall automatically terminate and be of no further force or effect on and after the Termination Date.
ARTICLE 6.
OTHER COVENANTS
     6.1. Financial Information; Inspection.
          (a) Financial Information. The Company shall deliver to each Preferred Stockholder:
               (i) as soon as practicable after the end of each fiscal year, and in any event within one hundred fifteen (115) days thereafter, but in no event later than the March 15 following the end of a fiscal year, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and a consolidated statement of income and a consolidated statement of changes in financial position of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year and with an audit opinion thereon from independent public accountants of recognized national standing;
               (ii) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within seventy five (75) days thereafter, (A) a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of changes in financial position of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made and (B) a management’s discussion and analysis describing material activities and events for such period and material variances from the Company’s budget;
               (iii) as soon as practicable after the end of each month in each fiscal year of the Company, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period, and a consolidated statement of income and a consolidated statement of changes in financial position of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made; and
               (iv) no later than ninety (90) days after the beginning of each fiscal year of the Company, an annual budget for the Company for such fiscal year.
          (b) Inspection. Upon reasonable request the Company shall permit each Preferred Stockholder who holds at least 2,000,000 shares of Preferred Stock or his or its designee to visit and inspect the properties of the Company and examine its corporate and financial records (and make copies thereof or extracts therefrom) during normal business hours following reasonable notice. All costs incurred in connection with such inspection shall be borne by such Preferred Stockholder, unless the Company is then in material breach of this Agreement or the Series B Purchase Agreement or the Series C Purchase Agreement, in which case the reasonable costs of such inspection shall be borne by the Company.
          (c) Confidentiality. Each Stockholder agrees that, except with the prior written permission of the Company, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company; provided, however, that such Stockholder may disclose such matters (a) to its advisors or agents in connection with its review and negotiation of this Agreement, (b) to professional advisors, investment bankers, investors, lenders or rating agencies, but only to the extent reasonably required in order to render services to such Stockholder and all of whom shall be advised of the confidential nature of such information and shall be bound by the terms of this Section 6.1(c), (c) as required by law or in connection with the enforcement of this Agreement, (d) as requested by entities with regulatory or other authority over such Stockholder, including the National Association of Insurance Commissioners, the Commission or as otherwise required by generally accepted accounting principles, or (e) to prospective and permitted assigns of such Stockholder, all of whom shall be advised of the confidential nature of such information and shall be bound by the terms of this Section 6.1(c). The provisions of this Section 6.1(c) shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby. Notwithstanding anything herein to the contrary, each party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.
          (d) Termination of Information and Inspection Rights. The rights provided by Section 6.1(a) and (b) shall automatically terminate and be of no further force or effect upon the earlier to occur of (i) a public offering of any class of the Company’s Common Stock under the Securities Act or (ii) the date upon which the Company becomes subject to the reporting provisions of the Securities Act; provided that (x) the rights provided in Section 6.1(a) shall terminate earlier with respect to any Preferred Stockholder on the date such Preferred Stockholder no longer holds at least 250,000 shares of Preferred Stock and (y) the rights provided in Section 6.1(b) shall terminate earlier with respect to any such Preferred Stockholder who no longer holds at least 1,000,000 shares of Preferred Stock.
     6.2. Mergers or Sale of Assets. The Company shall not, without first obtaining the approval of holders of at least the Threshold Number of Shares and a majority of the outstanding shares of Common Stock, take any action which would result in (x) the merger or consolidation of the Company into or with another corporation where, upon consummation of such transaction, the holders of the Company’s voting stock immediately prior to such transaction will hold less than 50% of the voting stock of the surviving corporation immediately after such transaction, or (y) the sale or license of all or substantially all of assets of the Company.
     6.3. Other Covenants of the Company.
          (a) Board Committees. The Company shall use commercially reasonable efforts to cause one Board representative of the Series C Stockholders to be a member of the Board’s Compensation Committee, Audit Committee and any other committee of the Board. In addition and not in limitation of the foregoing, the Company shall use its best efforts to cause the CV Director (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, as amended) to be a member of the Board’s Executive Committee, provided, however, that as a condition to such CV Director remaining as a member of the Board’s Executive Committee such CV Director must regularly prepare for, attend and participate in the Board’s Executive Committee meetings.
          (b) D&O Insurance. The Company shall use commercially reasonable efforts to maintain directors’ and officers’ liability insurance reasonably satisfactory to the Board and providing coverage in an amount of at least $10,000,000.
          (c) Board Meetings. The Company shall use commercially reasonable efforts to cause the Board to hold a board meeting at least once each calendar quarter.
          (d) Filing of Returns and Other Writings. The Company shall cause the preparation and timely filing of all Company tax returns and shall, on behalf of the Company, timely file all other writings required by any governmental authority having jurisdiction to require such filing.
          (e) Subsidiaries. In the event that the Company creates any subsidiary of the

Company to which the majority of the assets of the Company will be transferred or by which such assets will be held (a “Material Subsidiary”), the Company shall take all necessary action to ensure that the composition of the board of directors (or similar governing body) thereof shall be identical to that of the Board of Directors of the Company at all times.
          (f) Payment of Taxes. The Company shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company; provided, however, that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company shall have set aside on its books sufficient reserves, if any, with respect thereto.
          (g) Maintenance of Insurance. The Company shall maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as the Company reasonably believes is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.
          (h) Preservation of Corporate Existence. The Company shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or, in the determination of the Company, desirable in view of its business and operations or the ownership or lease of its properties.
          (i) Compliance with Laws. The Company shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, where noncompliance would have a material adverse effect on the business, financial condition, operations, results of operations and prospects of the Company.
          (j) Maintenance of Properties. The Company shall maintain and preserve all of its properties and assets, necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.
          (k) Compliance with ERISA. The Company shall comply with all minimum funding requirements applicable to any pension, employee benefit plans or employee contribution plans which are subject to ERISA or to the Code or any similar foreign laws, and comply, and cause each subsidiary of the Company, if any, to comply, in all other material respects with the provisions of ERISA and the Code and any similar foreign laws, and the rules and regulations thereunder, which are applicable to any such plan. The Company shall not permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA or any similar foreign laws to attach to the assets of the Company.
          (1) Financings. The Company shall instruct the officers of the Company to inform the Board of Directors or the Board’s Executive Committee of any material negotiations, offers or contracts relating to possible financings of a material nature for the Company, whether initiated by the Company or any other person.
          (m) Termination. The provisions of this Section 6.3 shall terminate and be of no further force or effect upon a public offering of any class of the Company’s Common Stock under the Securities Act or the date upon which the Company becomes subject to the reporting provisions of the Exchange Act.
ARTICLE 7.
MISCELLANEOUS
     7.1. Legend. In addition to any legends required by federal or state securities laws, the certificates representing the Shares shall bear the following legends:
(a)	“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT) AND APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (X) THE SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (Y) THE SALE OR TRANSFER IS IN COMPLIANCE WITH RULE 144 UNDER THE ACT, OR (Z) THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT THE SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS.”

(b)	“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF DECEMBER , 2003. A COPY OF SUCH AGREEMENT MAY BE OBTAINED FROM THE COMPANY UPON REQUEST.”
The legend referred to in paragraph (a) above shall be removed when the securities evidenced by the Certificate have been registered under Federal and state securities laws. The legend referred to in paragraph (b) above shall be removed when the Company has consummated a Qualified IPO.
Each of the parties hereto agrees that absent (i) an effective registration statement under the Securities Act and qualification under applicable state securities laws or (ii) compliance with Rule 144 under the Securities Act, such party will not sell, assign, transfer, pledge, hypothecate, distribute or otherwise dispose of any or all of the Shares issued in connection with the transactions contemplated hereby without first providing the Company with an opinion of counsel reasonably satisfactory to the Company stating that such disposition is exempt from the registration and prospectus delivery requirements of the Securities Act and has been registered or qualified under (or is exempt from the registration and qualification requirements of) any applicable state securities laws.
     7.2. Transferees; Additional Restrictions on Transfer. Each transferee of Shares or a subsequent transferee (including the transferee in a transfer from one holder to another holder) shall take such Shares subject to the same restrictions and obligations as existed in the hands of the transferor. No transferee of Shares or a subsequent transferee, other than a transferee receiving Shares in a Qualified Transfer, shall be entitled to the benefits provided to Stockholders hereunder, including, without limitation, the registration rights provided under Article 4 hereof. Shares sold to the public pursuant to an effective Registration Statement shall no longer be subject to any of the provisions of this Agreement.
     7.3. Future Stockholders. Any person who acquires Shares of the Company may, at the option of the Company, become a party to this Agreement by execution and delivery to the Company of a counterpart of this Agreement. Upon delivery of such counterpart, (i) the signature pages hereto shall be amended to reflect the name of such new party, and (ii) such new party shall thereafter be deemed a “Stockholder” for purposes of this Agreement.
     7.4. Specific Performance, Etc. The Company and each Stockholder, in addition to being entitled to exercise all rights provided herein, in the Company’s Certificate of Incorporation, as amended, or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
     7.5. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram. or fax, or five (5) days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on Exhibit A to the Series B Purchase Agreement or the Series C Purchase Agreement, as the case may be, or as subsequently modified by written notice, and if to the Company, 8000 Westpark Drive, Suite 675, McLean, Virginia 22102, Attention: Chief Executive Officer, with a copy to David S. Kyman, Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401. If notice is given in multiple fashions, the date of first effective notice shall control.
     7.6. Entire Agreement: Amendments and Waivers. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including without limitation the First Amended and Restated Stockholders Agreement, Articles IV, VI and VII and Sections 8.2 and 8.3 of Article VIII of the Bennett Agreement and Articles III and IV of the Packard Agreement, all of which are expressly superseded by this Agreement and are of no further force or effect. Notwithstanding the foregoing, except as expressly provided above, the Bennett Agreement and the Packard Agreement shall remain in full force and effect in accordance with their terms. This Agreement may be amended, modified, waived or supplemented only by a written instrument executed by the Company, the holders of at least the Threshold Number of Shares, and Common Stockholders holding a majority of the outstanding shares of Common Stock held by such Common Stockholders. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder. Notwithstanding any provision herein to the contrary, the addition of a party to this Agreement at any time in connection with such party becoming a Stockholder shall not constitute an amendment, modification or supplement of this Agreement and shall only require the agreement of the Company and the Stockholder being added as a party to this Agreement; all such persons shall be considered to be Stockholders from the date they become a signatory to this Agreement.
     7.7. Termination. This Agreement shall terminate and cease to be of any further force or effect upon the earlier of (a) the Company’s merger or consolidation with or into another corporation or other entity where, upon consummation of such transaction, the holders of the Company’s voting stock immediately prior to such transaction will hold less than 50% of the voting stock of the surviving corporation immediately after such transaction, or (b) the Company’s merger or consolidation with or into another corporation where in connection with such transaction, all of the Shares are exchanged exclusively for cash and/or shares of capital stock or other securities that are publicly traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market.
     7.8. Recapitalizations, Exchange, Etc. Affecting the Company’s Stock. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock or other securities that may be issued in respect of, in exchange for, or in substitution of the Shares and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.
     7.9. Arbitration; Governing Law. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the internal laws of the State of Delaware, without regard to principles of conflict of laws. Any dispute, controversy or claim arising out of this Agreement or the performance, breach or termination thereof shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Wilmington, Delaware. The arbitration shall be conducted by a neutral arbitrator appointed by the American Arbitration Association. The arbitrator shall be entitled to award any appropriate remedy including, but not limited to, monetary damages, specific performance, and all other forms of legal and equitable relief; provided, however, that the arbitrator shall not be entitled to award punitive damages. Judgment upon the award rendered may be entered in any court having jurisdiction. The arbitrator shall be entitled to award to the prevailing party all costs of arbitration including, but not limited to, attorney’s fees. The arbitrator shall be charged with determining the prevailing party. To the extent practicable, all information resulting from or otherwise pertaining to any dispute shall be nonpublic and handled by the parties and their respective agents in such a way as to prevent the public disclosure of such information. Notwithstanding the foregoing, either party shall have the right to seek and obtain court ordered specific performance, injunctive and other equitable remedies in connection with any actual or threatened breach of this Agreement.
     7.10. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     7.11. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     7.12. Construction. Differences in language as between similar provisions covering similar matters may reflect differences in style rather than a different substantive intent and should be construed accordingly.
     7.13. Expenses. Except as otherwise provided in Section 6.9 of the Series C Purchase Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.
     7.14. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other document or instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document or instrument.
     7.15. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
     7.16. Aggregation of Shares. All shares of Series B Preferred Stock held by Persons that are Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. All shares of Series C Preferred Stock held by Persons that are Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     7.17. Termination of First Amended and Restated Stockholders Agreement. By their execution of this Agreement, the Company and the undersigned Stockholders who were parties to the First Amended and Restated Stockholders Agreement and who hold at least the Threshold Number of Shares (as defined in the First Amended and Restated Stockholders Agreement) hereby terminate the First Amended and Restated Stockholders Agreement; and the Company, such undersigned Stockholders and the other Stockholders set forth on the Schedule of Stockholders attached hereto hereby enter into this Second Amended and Restated Stockholders Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

K12 INC., a Delaware corporation
By:
Ronald J. Packard,
Chief Executive Officer

WILLIAM J. BENNETT

RONALD J. PACKARD

COUNTERPART SIGNATURE PAGE TO
STOCKHOLDERS AGREEMENT
(All joint owners to sign)

COMMON STOCKHOLDER:

Print Name

Signature

COMMON STOCKHOLDER:

Print Name

Signature

COUNTERPART SIGNATURE PAGE TO
STOCKHOLDERS AGREEMENT
(All joint owners to sign)

SERIES B PREFERRED STOCKHOLDER:

Print Name

Signature

SERIES B PREFERRED STOCKHOLDER:

Print Name

Signature

COUNTERPART SIGNATURE PAGE TO
STOCKHOLDERS AGREEMENT
(All joint owners to sign)

SERIES C PREFERRED STOCKHOLDER:

Print Name

Signature

SERIES C PREFERRED STOCKHOLDER:

Print Name

Signature